UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
____________________

Date of report (Date of earliest event reported): December 16, 2008

Applied DNA Sciences, Inc
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	002-90539 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

25 Health Sciences Drive, Suite 113
Stony Brook, New York 11790
(Address of Principal Executive Offices) (Zip Code)

631-444- 8090
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On December 16, 2008, Applied DNA Sciences, Inc. (the “Company”) announced by press release its financial results for its fourth fiscal quarter and fiscal year ended September 30, 2008.  A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 2.02 of this Current Report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  The information in Item 2.02 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           2005 Incentive Stock Plan.

On June 17, 2008, the Board of Directors of the Company unanimously adopted an amendment to the Company’s 2005 Incentive Stock Plan (the “2005 Plan”) in order to increase the number of shares of common stock subject to the Company’s 2005 Incentive Stock Plan from 20 million to 100 million and to limit to 25 million the number of shares that can be covered by awards made to any participant in any calendar year (the “Share Increase Amendment”).  On December 16, 2008, the Company’s stockholders approved the Share Increase Amendment to the 2005 Plan at the Company’s 2008 Annual Meeting of Stockholders.

The following description of the 2005 Plan is qualified in its entirety by reference to the full text of the 2005 Plan, as amended and restated in its entirety, a copy of which will be filed as an exhibit to our quarterly report on Form 10-Q for the quarter ending December 31, 2008.

Types of Awards

Awards under the 2005 Plan may be in the form of options to purchase shares of our common stock (including options intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options which do not qualify as ISOs), restricted stock awards, deferred stock awards and other forms of stock based awards.

Authorized Shares

Subject to adjustment to reflect stock splits, stock dividends and other changes in capitalization, an aggregate of 100 million shares of our common stock may be issued under the 2005 Plan. For this purpose, shares subject to an award that is forfeited, terminated or expired and shares repurchased pursuant to the 2005 Plan will remain available for issuance pursuant to the 2005 Plan.

Eligibility

Awards under the 2005 Plan may be granted to any of our directors, officers, employees or consultants.  ISOs may only be issued to our employees.  There are currently approximately 13 employees eligible to be granted options under the 2005 Plan.

Administration of the 2005 Plan

The 2005 Plan is administered by the Compensation Committee of our Board of Directors.

Terms and Conditions of Awards under the 2005 Plan

Subject to the provisions of the 2005 Plan, the Compensation Committee, acting in its discretion, has the responsibility and full power and authority to select the persons to whom awards will be made, to prescribe the terms and conditions of each award and make amendments thereto, to construe, interpret and apply the provisions of the 2005 Plan and of any agreement or other instrument evidencing an award and to make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the 2005 Plan.

Stock options. Stock options shall have such vesting and other terms and conditions as the Compensation Committee, acting in its discretion, may determine. The exercise price per share of our common stock covered by an option may not be less than 100% of the fair market value per share on the date of grant (110% of fair market value in the case of ISOs granted to an employee who is a 10% stockholder within the meaning of the Internal Revenue Code). The Compensation Committee, acting in its sole discretion, may permit the exercise price to be paid in whole or in part in cash or by check, by means of a broker assisted cashless exercise procedure, or in the form of unrestricted shares of previously owned shares of our common stock. Unless sooner terminated, an option shall automatically expire on the tenth anniversary of the date it is granted (the fifth anniversary in the case of an ISO granted to an employee who is a 10% stockholder). Unless the terms of an option provide otherwise, the non-vested portion of an option will be forfeited upon termination of a participant’s employment or other service, and the vested portion will terminate if and to the extent it is not exercised within 90 days after termination of employment (one year if the termination is due to death or disability). However, if a participant’s employment or service is terminated for “cause” (as defined in the 2005 Plan), the participant’s outstanding options will terminate immediately, whether or not otherwise vested). If we are sold or merge with another company, outstanding options may be converted into economically equivalent options of the acquiring or successor company. If the outstanding options are not so converted, then vesting of the options may be accelerated and, in any event, the outstanding options that are not exercised will terminate immediately before the sale or merger is completed.

Restricted Stock and other Stock Awards. In general, restricted stock is common stock that is subject to transfer restrictions and forfeiture conditions as determined by the Compensation Committee. Restricted stock awards may vest on the basis of the satisfaction of performance conditions established by the Compensation Committee or on the passage of time. The Compensation Committee may provide that participants who receive restricted stock awards are entitled to vote their shares of restricted stock and/or receive the dividends paid on the shares.

In general, a deferred stock award is a right to receive one share of our common stock or cash equal to the value of one share at the end of a specified period, subject to such conditions as the Compensation Committee may determine. Deferred stock awards may vest on the basis of the satisfaction of performance conditions established by the Compensation Committee or on the passage of time. The holder of a deferred stock award has no rights as a stockholder with respect to the underlying shares unless and until the award vests and the award is settled in shares.  However, the Compensation Committee may provide for the payment of dividend equivalents in the form of cash or shares in an amount equal to the dividends that would have been payable if the shares were outstanding.

Amendment and Termination

Our Board of Directors may terminate the 2005 Plan or amend it in any respect, except that stockholder approval shall be required for any amendment that would (a) increase the number of shares subject to the 2005 Plan, (b) decrease the price at which awards may be granted, (c) materially increase the benefits to participants, or (d) change the class of persons eligible to receive awards. However, participant consent will be required with respect to an amendment that would alter or impair the participant’s rights and obligations under any outstanding award. If not sooner terminated, the 2005 Plan will expire on the tenth anniversary of the date of its original adoption. Any awards outstanding at the time of such termination or expiration will continue in accordance with their terms.

Equity Award Grants.

On June 17, 2008, the Board of Directors of the Company granted nonstatutory stock options under the 2005 Plan to certain key employees of the Company, including our named executive officers (“NEOs”).

Following the stockholders’ approval of the Share Increase Amendment to the 2005 Plan at the Company’s 2008 Annual Meeting of Stockholders, the Company will enter into an Employee Nonstatutory Stock Option Agreement with each of the following NEOs:

Name	Award Type	Number of Awards	Exercise Price	Award Plan
James A. Hayward	Nonstatutory Stock Options	17,000,000	$0.11	2005 Incentive Stock Plan
Kurt H. Jensen	Nonstatutory Stock Options	5,000,000	$0.11	2005 Incentive Stock Plan
Ming-Hwa Liang	Nonstatutory Stock Options	7,000,000	$0.11	2005 Incentive Stock Plan

The options granted to the NEOs vested with respect to 25% of the underlying shares on the date of grant, and the remaining will vest ratably each anniversary thereafter until fully vested on the third anniversary of the date of grant.

Item 8.01.  Other Events.

2008 Annual Meeting of Stockholders

On December 16, 2008, the Company’s 2008 Annual Meeting of Stockholders was held at the Charles B. Wang Center, Stony Brook University, Stony Brook, New York.  On December 16, 2008, the Company issued a press release announcing the results of its 2008 Annual Meeting of Stockholders.  At the 2008 Annual Meeting of Stockholders, the Company’s stockholders elected three incumbent director nominees to the Company’s Board of Directors for one year terms; approved the reincorporation of the Company from the State of Nevada to the State of Delaware; approved an amendment to increase the number of shares subject to the Company’s 2005 Incentive Stock Plan and limit the number of shares that can be covered by awards made to any participant in any calendar year; and ratified the selection of RBSM LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008.

A copy of the press release is attached hereto as Exhibit 99.2.

Change of Domicile

On December 17, 2008, the Company filed with the Nevada Secretary of State articles of conversion and filed with the Delaware Secretary of State (i) a certificate of conversion and (ii) a certificate of incorporation that will govern the Company as a Delaware corporation.  Upon the effectiveness of such filings, instead of being subject to the corporate laws of Nevada, the Company will be subject to the Delaware General Corporation Law.  In addition, the Board of Directors of the Company will adopt bylaws for the resulting Delaware corporation.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 99.1	Press release of Applied DNA Sciences, Inc., dated December 16, 2008.

Exhibit 99.2	Press release of Applied DNA Sciences, Inc., dated December 16, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied DNA Sciences, Inc.
(Registrant)

By:	/s/ James A. Hayward
James A. Hayward
Chief Executive Officer

Date: December 22, 2008

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press release of Applied DNA Sciences, Inc., dated December 16, 2008.

Exhibit 99.2	Press release of Applied DNA Sciences, Inc., dated December 16, 2008.